SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

GRAYMARK HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma 73102	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 601-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2009, William Ransome Oliver resigned from his position as a member of the Board of Directors (the “Board”) of Graymark Healthcare, Inc. (the “Company”) to pursue other interests.

On December 31, 2009, Steven List was elected to the Board of Directors. Mr. List was also appointed to the Audit, Compensation and Nominating and Governance Committees of the Board of Directors. Mr. List is 42 years old and is currently an independent consultant. Previously, Mr. List was Senior Vice President and Chief Financial Officer of Mattress Giant Corporation from February 2002 to June 2008 and served as the Managing Director of Crossroads, LLC from December 1998 to January 2002. From May 1995 to November 1998, he served as Senior Manager, Corporate Restructuring at KPMG, LLP. Mr. List earned his BBA in accounting from the University of Oklahoma and is a certified public accountant and certificated insolvency and restructuring advisor.

We do not compensate directors for serving on our Board of Directors or attending meetings of our Board of Directors or any of its committees. However, it is anticipated that restricted stock grants and stock options will be granted to our directors on terms to be determined by our Board of Directors. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors.

There are no arrangements or understandings between Mr. List and any other persons pursuant to which Mr. List was selected as a director. There have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, in which the amount involved exceeds $120,000, and in which Mr. List had, or will have, a direct or indirect material interest.

The Company has issued a press release announcing Mr. List’s election to the Board and has attached a copy of such press release as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release by Graymark Healthcare, Inc., January 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYMARK HEALTHCARE, INC.
(Registrant)

By:	/S/ STANTON NELSON
Stanton Nelson, Chief Executive Officer

Date: January 5, 2010